EXHIBIT 10.14

                                LICENSE AGREEMENT

AGREEMENT made this 19 day of February, 1997, by and between Clement H. Royer at Natural Cool, Inc. a Vermont Corporation (herein referenced to as Licensor), and Safe Alternatives Corporation of America, Inc. a Florida Corporation with its principal place of business in Ridgefield, Connecticut (hereafter referred to as Licensee) acting herein by Stephen J. Thompson its President.

WHEREAS: Licensor has exclusive worldwide marketing rights and manufacturing rights to a patented product known as Natural Cool (hereafter referred to as the Product; and

WHEREAS: Licensee is in the business of the commercial exploitation of environmentally friendly products; and

WHEREAS: Licensor is desirous of licensing the world-wide exclusive marketing rights to the product to license; and

WHEREAS: Licensee is desirous of obtaining said license;

NOW, THEREFORE, it is agreed as follows:

         1. Licensor agrees to grant to license the exclusive worldwide marketing rights for the Natural Cool system product as described in the United States Patent attached hereto and made a part hereof. Licensor further agrees that any improvements, trade secrets, alternatives or changes to said product shall be included hereunder and the exclusive worldwide marketing rights shall belong to Licensee.

         2. Licensee agrees to pay Licensor a two (2%) percent royalty on gross sales of the product. It is agreed and understood that the royalty percentage will be reduced proportionately when the following benchmarks are not met:

                  A) The average retail price must be a minimum of four thousand ($4,000.00) dollars per unit.

                  B) Each unit must have a gross profit percentage of at least sixty (60%) percent. Gross profit herein defined as the gross sales price less all costs of manufacturing.

                  3. Licensee shall, upon the execution of this Agreement, immediately escrow 250,000 shares of its common stock for the benefit of Licensor. The stock escrowed shall be released on or before the 15th of March 1997.

As a condition of this Agreement:

                  4. Licensee shall enter into a mutually agreed upon employment contract with Clement H. Royer for the overseeing of the Natural Cool Division of Licensee. Proof of the existence of said agreed to employment contract will be the execution of this Agreement which shall not be executed until said mutually agreed to employment contract is in full force and effect. This Licensee may be terminated if the terms of the Employment Agreement attached hereto and made a part hereof are not honored by Licensee and written notice of any default under said Contract has been given Licensee by Clement H. Royer and said default has not been cured within 120 days of receipt of said notice.

                  5. Licensee represents that it is able to provide manufacturing capital for the product in the minimum amount of fifty (50%) percent of all bona-fide purchase orders received from creditworthy customers, not to be less than $3,000.00 per unit, up to a minimum of two million ($2,000,000.00) dollars at this time. Licensee's representations herein is conditional on the assumption that the purchaser is creditworthy and that the product is suitable for the purpose of which it is intended and free from defect and in good working order.

         6. It is understood and agreed that all representations herein by Licensee and Licensor are material and are being relied upon by the other party.

         7. Licensor hereby represents the following:

                  A) The product is patented under a United States Patent and a Canadian patent, a copy of which is attached hereto.

                  B) Licensor or its principals know of no other patent which is similar to the patent of Licensor and that Licensor's patent does not infringe and will not infringe on any other United States Patent.

                  C) The product is approved and listed by Underwriter's Laboratory and N.S.F. for the purpose for which it's used.

                  D) There currently exist a minimum of 200 installed units of the product. All of said units are in good working order and functionary for the purpose for which they were installed. Licensor agrees to give Licensee all names, addresses and all information the Licensor possesses. Said customers shall become customers of Licensee for all purposes.

                  E) Licensor has a leasing company available for purchases of the product, the terms of said leases being competitive with other leasing companies.

                  F) Licensor projects, within a one year period, purchase orders for 13,000 units of the product at a minimum sales price of $4,000.00 per unit per year.

                  G) Licensor is the sole owner of the worldwide marketing rights for the product. H) Licensor hereby represents the following:

                           i) Licensse  agrees to purchase  minimum of 500 units
                  per year.

                           ii) 100 units will be funded on or before the 15th of
                  March 1997.

         8. It is agreed by Licensor that Licensee shall have the right to manufacture the product if Licensor ever fails to complete the manufacture of all units ordered in a timely fashion, or the manufacturing entity increases costs in excess of three (3%) percent of the established base cost in any one year for purposes of this Paragraph the term timely fashion shall be defined as one hundred twenty (120) days from the date of the placement of an order.

         9. Licensee agrees to maintain complete records in accordance with generally accepted principals which accurately reflect the activities of Licensee under this Agreement as are pertinent to an accurate calculation of continuing royalties. Licensor shall have the right, at its own expense, to have the records maintained by Licensee hereunder inspected by a firm of nationally recognized certified public accountants for the purpose of verifying the amount of continuing royalties due and payable hereunder, but such rights of inspection shall be limited to no more than two inspections per calendar year, and alt information provided or obtained by such certified public accountant, except the total amount of continuing royalties accruing in each calendar quarter, shall be held by them in strict confidence including as to Licensor.

         10. Licensor represents to Licensee that a U.S. Patent exists covering this technology. Licensor and Licensee agree that it is important to this Agreement that the Licensor Patent Rights be maintained.

                  A) For and in consideration of the right and license, Licensor agrees to pay all maintenance fees, all fees for filing and prosecuting pending patent applications, etc., for those Licensor Patent Rights and Licensor Improvements.

                  B) Licensor shall have the option at its sole discretion of maintaining the Patent Rights by the payment of all maintenance fees, all fees for filing and prosecuting pending patent applications, etc., for those Patent Rights and Improvements which Licensor and SAC agree are important to this Agreement in which event such Patent Rights and Improvements shall remain the sole property of Licensor and SAC's only rights therein are those granted by license herein. In the event Licensor chooses not to maintain any of the Patent Rights at its own expense, it shall notify SAC in writing thereof at least thirty (30) days before the expiration of the relevant period for filing or maintenance and SAC shall then have the option, at its sole discretion, of filing or maintaining such Patent Rights. Should SAC choose to file or maintain such Patent Rights at its own expense, the cost of filing or maintaining said patent rights shall be deducted from payments due Licensor. Licensor agrees to cooperate fully with SAC in such filing and maintenance.

                  C) Similarly, Licensor shall be solely responsible for enforcement of the Licensor's Patent Rights and shall pay all expenses of and receive all recoveries from such enforcement. However, in the event that Licensor falls to enforce the Licensor' 5 Patent Rights against an infringer (in the opinion of SAC's patent counsel) within a reasonable time after having notice thereof, then SAC may bring an action for enforcement of the Licensor's Patent Rights in its own name, at its own expense and for its own benefit, and Licensor shall cooperate flilly with SAC in any such enforcement action.

         11. The performance by the parties of their respective obligations under this Agreement shall be suspended for such period of time as they are prevented from performing such obligations by reason of acts of God, fire, flood, explosion, insurrection, riot, enemy attach, malicious mischief, order of the court or other governmental authority, inability to secure or delay in securing rights of way, privileges, franchises, permits equipment and other events reasonably beyond the control of the party subject thereto.

         12. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed adequately given if delivered in person or sent by registered or certified mail, return receipt requested, to the following address:

                           Safe Alternatives Corporation of America, Inc. C/o Richard J. Fricke
                           27 Governor Street

                           Ridgefield, CT 06877

                           Mr. Clement H. Royer and/or assigns
                           358 Phaeton Street
                           Windsor, CT 06095

or such other address as may be designated by a party, by a notice in compliance with this article.

         13. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

         14. This Agreement represents the complete agreement of the parties with respect to the subject matter hereof, and all prior agreements and negotiations are merged herein. This Agreement may be amended or changed only by a written document purporting to do so and signed by both parties.

         15. If it shall at any time appear that any right or obligation provided in this Agreement is contrary to any law, treaty or regulation of a government to which any party is subject, such right or obligation shall be deemed annulled, or shall be modified to the extent required to comply with such law, treaty or regulation.

         16. Except to the extent permitted under and necessary to enjoy the full benefits of the Agreement, it is agreed that without prior written approval of the other party, neither party will during the term of this Agreement disclose or permit to be disclosed to others or used for, its own benefit, any know-how and unpublished information relating to the business, engineering, research activities or trade secrets of the other acquired by the party during the term of this Agreement, provided that such know-how and unpublished information has been designated and marked as "CONFIDENTIAL" by the party to whom the know-how and information belongs prior to its acquisition by-the receiving party; and provided further that the know-how or unpublished information has not fallen into the public domain through no fault of the receiving party and has not been received by the receiving party from another source.

         17. This Agreement is being executed in duplicate original form, each of which shall serve and function as an original agreement for all purposes.

IN WITNESS WHEREOF the undersigned have set their hands and seals this day of January, 1997.


In the presence of:


---------------------------
Witness


---------------------------
Witness

Safe Alternatives Corporation of America. Inc.

     /s/ Stephen J. Thompson
---------------------------------
Stephen J. Thompson, its President



                                        Natural Cool, Inc.

                                        ------------------------------
                                        Clement H. Royer, its President

                                        /s/ Clement H. Royer
                                        -------------------------------
                                        Clement H. Royer, as individual

                                        Date:    Feb. 19, 1997